CONFIDENTIAL

Exhibit (10.1)

EASTMAN KODAK COMPANY

2013 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Award Agreement”) evidences an award of restricted stock units (“RSUs”) by the Company under the Eastman Kodak Company 2013 Omnibus Incentive Plan (the “Plan”).  Capitalized terms not defined in the Award Agreement have the meanings given to them in the Plan.

Name of Grantee:     <Participant Name>

Grant Date:              <Date>

Number of RSUs:      <Number of RSUs>

Vesting Schedule:

Vesting Date	Percentage Vesting
<Date>	100%

The RSUs are being granted to you as a Director in payment of your quarterly cash retainer as approved by the Committee.  The RSUs represent 75% of the quarterly cash retainer and a check for the remaining 25% will be provided to cover taxes.

The RSUs are granted under the Plan, which is hereby incorporated by reference, and the RSUs are subject to all of the terms of the Plan.  You may not sell, assign, pledge, encumber or otherwise transfer the RSUs in any manner.

The RSUs are fully vested on the date of the grant, and the Company will issue to you one Share for each vested RSU within approximately 30 days thereafter, but in no event later than March 15th of the year following the year in which the RSUs vest.  You will not have the rights of a shareholder of the Company with respect to the Shares underlying the RSUs until the such Shares are actually issued to you.

The RSUs are not eligible for deferral under the Eastman Kodak Company Deferred Compensation Plan for Directors, and any elections under such plan will not be applied to the RSUs.

The RSUs are intended to be exempt from Section 409A under the short-term deferral exception thereto, and this Award Agreement shall be interpreted and administered consistent with such intention.

By accepting the RSUs, the Grantee agrees to be subject to the terms and conditions of the Plan and this Award Agreement.

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<Date> Award Agreement